Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 14th day of December 2015, by and between AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), and Adam M. Aron (the “Officer”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.                                    The Company desires to obtain the services of the Officer on the terms and conditions set forth in this Agreement.

B.                                    This Agreement shall govern the employment relationship between the Officer and the Company and supersedes and negates all previous agreements with respect to such relationship.

C.                                    The Officer desires to be employed by the Company on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.                                      Retention and Duties.

1.1                               Retention.  The Company does hereby hire, engage and employ the Officer beginning on January 4, 2016, or another mutually agreeable date before February 15, 2016 (such actual first date of employment, the “Effective Date”), and concluding on the last day of the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement.  The Officer does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2                               Duties.  During the Period of Employment, the Officer shall serve the Company as its Chief Executive Officer and President and shall have the powers, authorities, duties and obligations of management usually vested in such position of a company of a similar size and similar nature as the Company, including its status as a company whose shares are publicly traded on a national securities exchange, and such other powers, authorities, duties and obligations commensurate with such position as the Company’s Board of Directors (the “Board”) may reasonably and lawfully assign from time to time, all subject to such directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time).  The Company shall also nominate, and re-nominate, as applicable, the Officer to be a member of the Board.

1.3                               No Other Employment; Minimum Time Commitment.  During the Period of Employment, the Officer shall (i) devote substantially all of the Officer’s business time,

energy and skill to the performance of the Officer’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment, except as provided herein.  The Officer is permitted to serve on two public company boards of directors during the Period of Employment, including, but not limited to, fulfilling his duties under a consulting arrangement with respect to his board service for Norwegian Cruise Line Holdings, Ltd., at the outset of employment.  Notwithstanding the foregoing, the Company shall have the right to require the Officer to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) on which he may then serve if the Board reasonably determines that the Officer’s service on such board or body materially interferes with the effective discharge of the Officer’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its Affiliates (as such term is defined in Section 5.5), successors or assigns.

1.4                               No Breach of Contract.  The Officer hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Officer and the Company and the performance by the Officer of the Officer’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Officer is a party or otherwise bound or any judgment, order or decree to which the Officer is subject; (ii) the Officer has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Officer entering into this Agreement or carrying out his duties hereunder; (iii) except as set forth above, and as disclosed to the Company with regard to the Officer’s prior employment by email on November 19, 2015, the Officer is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement with any other Person; and (iv) the Officer understands the Company will rely upon the accuracy and truth of the representations and warranties of the Officer set forth herein and the Officer consents to such reliance.

1.5                               Location and Travel.  The Officer’s principal place of employment shall be in Leawood, Kansas.  The Officer agrees that he will be regularly present at that office.  The Officer acknowledges that he will be required to undertake reasonable travel from time to time in the course of performing his duties for the Company including periodically to Beijing, China.  The Officer may fly commercially in first class or use the Company’s corporate jet (“Netjets”) for business travel but shall not use Netjets for personal or recreational use without prior approval from the Company’s Audit Committee.

2.                                      Period of Employment.  The “Period of Employment” shall be a period of three (3) years commencing on the Effective Date and ending at the close of business on the third anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended, for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least ninety (90) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 16).  The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence.  Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Good

Reason” for purposes of this Agreement.  Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.                                      Compensation.

3.1                               Base Salary.  During the Period of Employment, the Company shall pay the Officer a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than monthly.  The Officer’s Base Salary shall be at an annualized rate of Nine Hundred Ninety-five Thousand Dollars ($995,000).  The Board (or Compensation Committee) will review the Officer’s Base Salary and other compensation on an annual basis on the same basis as other executive officers being reviewed and may, in its sole discretion, increase (but not decrease) the following year’s amounts.

3.2                               Incentive Bonus.  The Officer shall be eligible to receive an annual incentive plan bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”); provided that the Officer must be employed by the Company at the end of the fiscal year in order to be eligible for an Incentive Bonus with respect to that fiscal year, except as provided in Section 5.3 below.  Except as provided in Section 5.3 below, if the Officer is not so employed at such time, he shall not be considered to have “earned” any Incentive Bonus with respect to the fiscal year in question.  Any Incentive Bonus shall be paid to the Officer in the immediately following fiscal year at the same time that the Company pays its annual bonuses to officers generally.  The Officer’s actual target Incentive Bonus amount for a particular fiscal year of the Company shall be determined by the Company in its sole discretion, based on reasonable performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established in consultation with the Officer with respect to that particular fiscal year by Company.  The Officer’s Incentive Bonus opportunity at target for each fiscal year during the Period of Employment shall equal 125% of his Base Salary.

3.3                               Long Term Incentives.  For each fiscal year during the Period of Employment the Company shall award the Officer $4,000,000 of value in long-term incentive equity compensation under the Company’s 2013 Equity Incentive Plan, or a successor plan (“Long Term Incentives”), subject to performance, vesting and other terms and conditions established by the Board (or Compensation Committee) for the long term incentive plan generally (“LTIP”), 50% of which shall be Restricted Stock Units (“RSUs”) that vest based on time (ratably over 3 years) and 50% of which shall be Performance Stock Units (“PSUs”) that vest after three (3) years based on reasonable performance criteria set in consultation with the Officer.  The Officer’s grant in 2016 shall be made on the later of a) the Effective Date, or b) the date the Board otherwise approves Company’s 2016 LTIP equity grants, but the underlying equity awards shall be priced as of the 8-K announcement date of this Agreement using the 5-day trailing average price formula set forth in Company’s LTIP documents.  Subsequent grants shall be made at the time the Company’s other executive officers receive their awards.

3.4                               Clawback.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation or any other compensation paid to the Officer pursuant to this Agreement or any other agreement or arrangement with the Company which is or becomes subject to recovery under any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement or otherwise), whether such law, government regulation, stock exchange listing requirement or policy is in existence as of the Effective Date or is later adopted, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or policy.

4.                                      Benefits.

4.1                               Retirement, Welfare and Fringe Benefits.  During the Period of Employment, the Officer shall be entitled to participate in all retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executive officers generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2                               Reimbursement of Business Expenses; Relocation.  The Officer is authorized to incur reasonable expenses in carrying out the Officer’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses that the Officer incurs during the Period of Employment in connection with carrying out the Officer’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.  The Company shall reimburse the Officer for temporary living expenses (no more than 60 days) and movement of furniture and automobiles to the Company’s current location.  The Officer will not be entitled to the cost of disposition of a residence outside of Kansas, if any, or any costs associated with the acquisition of a residence in Kansas.

4.3                               Vacation and Other Leave.  During the Period of Employment, the Officer’s annual rate of vacation accrual shall conform to the Company’s vacation policies in effect from time to time, but at the maximum level of vacation for any other executive officer.  The Officer shall also be entitled to all other holiday and leave pay generally available to other Officers of the Company.

5.                                      Termination.

5.1                               Termination by the Company.  The Officer’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the Officer’s death, or (iv) in the event that the Board determines in good faith that the Officer has a Disability (as such term is defined in Section 5.5).

5.2                               Termination by the Officer.  The Officer’s employment by the Company, and the Period of Employment, may be terminated by the Officer with no less than ninety (90) days’ advance written notice to the Company (such notice to be delivered in accordance with Section 16); provided, however, that in the case of a termination with Good Reason, the Officer may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the termination with Good Reason.

5.3                               Benefits Upon Termination.  If the Officer’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Officer, or upon or following the expiration of the Period of Employment (in any case, the date that the Officer’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Officer, and the Officer shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)                                 The Company shall pay the Officer (or, in the event of his death, the Officer’s estate) any Accrued Obligations (as such term is defined in Section 5.5);

(b)                                 If the Officer’s employment with the Company terminates (i) as a result of an Involuntary Termination during the Period of Employment or (ii) as a result of the Company giving notice prior to the expiration of the Period of Employment of the Company’s desire to terminate the Period of Employment as specified in Section 2, or not to renew the Period of Employment on at least comparable terms, (“Nonrenewal by Company”), the Company shall pay the Officer (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to (x) 1.5 times his Base Salary plus (y) the Applicable Bonus, plus (z) $6,000,000 of value in the form of RSU equity vesting and supplemental cash payments.  More specifically, as to the $6,000,000 of equity vesting/supplemental cash payments, Company shall provide for the scheduled annual vesting of all of Officer’s unvested RSUs and for supplemental cash payments to effect an annual $2,000,000 blend of stock and cash payments to Officer at the beginning of each of the first three calendar years following his Severance Date as specified in more detail in Section 5.3(c) below.  Such Base Salary, Applicable Bonus, equity vesting and supplemental cash amounts, together with the medical benefit described below, are referred to collectively hereinafter as the “Severance Benefit.”  Subject to Section 5.8(a), and except as provided in Section 5.3(c) as to the timing of the equity vesting and supplemental cash payments, the Company shall pay the Severance Benefit to the Officer in substantially equal installments in accordance with the Company’s standard payroll practices over a period of twenty-four (24) consecutive months, with the first installment payable on the last day of the month following the month in which the Officer’s Separation from Service (as such term is defined in Section 5.5) occurs.  (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate Severance Benefit.  For example, if such installments were to be made on a monthly basis, each installment would equal 1/24th of the Severance Benefit.)  In addition, if the Officer timely elects to continue coverage under the Company’s group medical plan within the meaning of Code Section 4980B(f)(2), the Company shall pay the Officer an amount equal to the full cost, including a tax equivalency bonus such that the Officer retains that full cost after all taxes and related charges are paid, of the continuation coverage premium for the same type and level of coverage elected by the Officer for a period of 18 months.

(c)                                  The $6,000,000 of value to be conveyed to Officer over three (3) years in the form of equity vesting plus supplemental cash payments shall be conferred principally through Company’s LTIP.  Section 3.3 of this Agreement provides for an annual LTIP award of $4,000,000 to Officer, 50% of which ($2,000,000) are RSUs that vest ratably over three (3) years’ time.  Within several days of Company announcing its 2017 earnings (i.e., by the end of February of 2018), Company will have made three (3) $2,000,000 RSU grants to Officer with (before taking underlying equity price fluctuations into account) $4,000,000 of RSUs outstanding and scheduled to vest ratably over three (3) years’ time.  Company agrees to provide for the uninterrupted ratable annual vesting of all of Officer’s outstanding RSUs such that the typical $4,000,000 of

RSU outstanding value (aside from equity price fluctuations) is conveyed to Officer over the three years following his Separation Date.  Alongside the prescribed RSU vesting, Company agrees to pay Officer the supplemental cash payments set forth on Exhibit A, to effect three (3) $2,000,000 payments (aside from equity price fluctuations) following Officer’s termination.  The parties recognize that the supplemental cash payments will be larger in years 1 and 2 while the RSU grants are accumulating.  Should Company’s LTIP plan design change, such that the RSU grants are made or vesting occurs at a different time of the year, the mechanics of the RSU vesting and the supplemental cash payments set forth herein shall be adjusted to effect the purposes of the foregoing arrangement, namely, that Officer receive the equity value plus supplemental cash payments designed to deliver $2,000,000 of value (aside from equity price fluctuation) at the beginning of each calendar year after the Severance Date.  Officer and Company appreciate that the RSUs are priced as of the date of grant and that the value of the underlying shares may increase or decrease by the vesting date.  Accordingly, the value conferred to Officer through annual RSU vesting will fluctuate.  The supplemental cash payments are fixed amounts.  Accordingly, the $2,000,000 of value conferred annually will likely be more or less than $2,000,000 depending on the fluctuations in equity price between the grant and vesting dates.  The parties agree further that all PSUs (as opposed to RSUs) not vested as of the Severance Date shall be canceled and forfeited on the Severance Date.  The parties also acknowledge that RSU vesting will be subject to a cash flow from operations or other financial metric for 162(m) purposes.

(d)                                 Notwithstanding the foregoing provisions of this Section 5.3, if the Officer breaches his obligations under Section 6 or under any other agreement that imposes restrictions with respect to the Officer’s activities at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Officer will no longer be entitled to, and the Company will no longer be obligated to pay, vest, confer, assign or otherwise transfer any remaining unpaid portion of the Severance Benefit; provided that, if the Officer provides the release contemplated by Section 5.4, in no event shall the Officer be entitled to a Severance Benefit payment of less than $5,000, which amount the parties agree is good and adequate consideration, standing alone, for the Officer’s release contemplated by Section 5.4.

(e)                                  The foregoing provisions of this Section 5.3 shall not affect: (i) the Officer’s receipt of any benefits otherwise due terminated employees under group insurance coverage consistent with the terms of an applicable Company welfare benefit plan; (ii) the Officer’s rights to continued health coverage under COBRA; or (iii) the Officer’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).  If the Board terminates Officer within the timeframes designed for the determination of a Disability, it shall not prejudice in any way the Officer’s eligibility for Long Term Disability Insurance benefits arising at the 150 day mark when Company’s Short Term Disability coverage expires.

5.4                               Release; Exclusive Remedy.

(a)                                 This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary.  As a condition precedent to payment of the Severance Benefit, the Officer shall, prior to the last day of the month following the month in which Executive’s Separation from Service (as such term is defined in Section 5.5) occurs, provide the Company and its

Affiliates with a valid, executed release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked or remain revocable by the Officer pursuant to any revocation rights afforded by applicable law.  Exhibit B sets forth the current form of release used by the Company, but the Company has discretion to specify the form to be used if and when a release is to be executed making only such changes which its outside legal counsel opines are necessary to comply with applicable law.

(b)                                 The Officer agrees that the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment and the Officer covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  The Officer agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

5.5                               Certain Defined Terms.

(a)                                 As used herein, “Accrued Obligations” means:

(i)                                     any Base Salary that had accrued but had not been paid on or before the Severance Date;

(ii)                                  any Incentive Bonus for a completed fiscal year that has not yet been paid, to the extent the Officer is eligible for any such Incentive Bonus for such fiscal year in accordance with the performance criteria set for such fiscal year; and, in the case of the Officer’s death, termination on account of a Disability, without Cause or for Good Reason, a pro rata Incentive Bonus for the year of termination equal to the number of days in the fiscal year prior to the Severance Date divided by 365 and multiplied by the amount of the Incentive Bonus that would otherwise have been paid to Officer, in accordance with the Incentive Bonus program, but for his termination.  This Accrued Obligation shall be paid to the Officer, or his estate, at the same time that the Company pays its annual bonuses to officers generally; and

(iii)                               any reimbursement due to the Officer pursuant to Section 4.2 for expenses reasonably incurred by the Officer on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b)                                 As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.  The term “Affiliate” shall not include any entity that would not otherwise be an Affiliate of the Company but for the controlling ownership interest of Dalian Wanda Group Co., Ltd. or its successors or related investment funds (the “Wanda Group”).

(c)                                  As used in this Agreement, “Applicable Bonus” means

(i)                                     On and prior to December 31, 2016, 1.875 times Base Salary;

(ii)                                  On and after January 1, 2017 and until December 31, 2017, 1.5 times the Incentive Bonus paid to the Officer for the fiscal year ended December 31, 2016; and

(iii)                               On after January 1, 2018, 1.5 times the average of the Incentive Bonuses paid to the Officer during the 24 months preceding the Severance Date.

(d)                                 As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Officer, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:

(i)                                     the Officer has committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii)                                  the Officer has engaged in material acts of fraud, dishonesty, gross negligence or other misconduct including abuse of controlled substances, that is injurious to the Company, its Affiliates or any of their customers, clients or employees;

(iii)                               the Officer willfully fails to perform or uphold his duties under this Agreement and/or willfully fails to comply with reasonable and lawful directives of the Board, in either case, that is not remedied by the Officer within fifteen (15) days after written notice thereof has been delivered to the Officer; or

(iv)                              any material breach by the Officer of any provision of Section 6, or any material breach by the Officer of any other contract he is a party to with the Company or any of its Affiliates including the code of ethics or another material written policy.

(e)                                  As used herein, “Change of Control” shall mean the occurrence of one of the following events:

(i)                                     Any Person, other than Wanda Group or any of its subsidiaries, becomes the beneficial owner, directly or indirectly, of more than thirty-five percent (35%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”) including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of voting securities of the Company directly from the Company, including without limitation, a public offering of securities or (ii) any acquisition by the Company or any of its subsidiaries of Outstanding Company Voting Securities, including an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its subsidiaries.

(ii)                                  During any period of two consecutive years, individuals who constitute the Board as of the beginning of such period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election to the Board, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors (including directors whose election or nomination was previously so approved), shall be considered as though such individual were a member of the Board as of the beginning of such two-year period, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of any members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; provided, further, that any individual becoming a member of the Board subsequent to the Effective Date who was designated as a Board member by Wanda Group shall be considered as though such individual was an Incumbent Director.

(iii)                               Consummation of a reorganization, merger, or consolidation to which the Company is a party, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) any individuals and entities who were the beneficial owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the beneficial owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns all or substantially all of the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their subsidiaries) is the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity were Incumbent Directors (including persons deemed to be Incumbent Directors) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation”, “Change of Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.

(f)                                   As used herein, “Good Reason” shall mean a termination of the Officer’s employment by means of resignation by the Officer after the occurrence (without the Officer’s consent) of any one or more of the following conditions:

(i)                                     a material diminution in the Officer’s rate of Base Salary, Incentive Bonus or Long Term Incentives;

(ii)                                  a material diminution in the Officer’s authority, duties, or responsibilities or removal from, or failure to be nominated to be elected to, the Board;

(iii)                               a material change in the geographic location of the Officer’s principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than fifty (50) miles from the current location of the Company’s executive offices constitute a “material change”); or

(iv)                              a material breach by the Company of this Agreement;

provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a termination with Good Reason unless (x) the Officer provides written notice to the Company of the condition claimed to constitute grounds for a termination with Good Reason within sixty (60) days after the initial existence of such condition(s) (such notice to be delivered in accordance with Section 16), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and (z) the termination of the Officer’s employment with the Company shall not constitute a termination with Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute grounds for a termination with Good Reason.

(g)                                  As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Officer unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180 day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(h)                                 As used herein, “Involuntary Termination” shall mean (i) a termination of the Officer’s employment by the Company without Cause (and other than due to Officer’s death or in connection with a good faith determination by the Board that the Officer has a Disability), (ii) a termination of the Officer’s employment by the Company without Cause (and other than due to Officer’s death or in connection with a good faith determination by the Board that the Officer has a Disability) in conjunction with a Change of Control, or (iii) a termination with Good Reason.

(i)                                     As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(j)                                    As used herein, a “Separation from Service” occurs when the Officer dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6                               Notice of Termination.  Any termination of the Officer’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.  This notice of termination must be delivered in accordance with Section 16 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7                               Limitation on Benefits.

(a)                                 To the extent that any payment, benefit or distribution of any type to or for the benefit of the Officer by the Company or any of its Affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards or incentives) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall submit for the vote of the stockholders of the Company (the “Stockholders”) the payments to the Officer in a manner that complies with the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder.  It shall be a prerequisite to the Company’s obligations under this Section 5.7(a) that the Officer shall have executed a valid waiver in a form reasonably satisfactory to the Company and sufficient to enable the Stockholders’ approval to have the effect that no payments to the Officer would be subject to the excise tax under Section 4999 of the Code.  If the exemption described in Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder does not apply (other than due to the shareholders not approving the payment), then the procedures set forth in Section 5.7(b) and Section 5.7(c) hereof shall apply.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, to the extent that the Total Payments would be subject to Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code but no such reduction shall apply unless the actual amount of Total Payments to be received by the Officer after such reduction is greater than the amount the Officer would receive if no such reduction were made to the Total Payments and the Officer were subject to the tax imposed by Section 4999 of the Code .  Unless the Officer shall have given prior written notice to the Company to effectuate a reduction in the Total Payments that complies with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any other remaining Total Payments.  The preceding provisions of this Section 5.7(b) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Officer’s rights and entitlements to any benefits or compensation.

(c)                                  Any determination that Total Payments to the Officer must be reduced or eliminated in accordance with Section 5.7(b) and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Board hereunder, it is possible that Total Payments to the Officer which will not have been made by the Company should have been made (“Underpayment”).  If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Officer.  In the event that any Total Payment made to the Officer shall be determined to otherwise result in the imposition of any tax under Section 4999 of the Code (“Overpayment”), then the Officer shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Officer to the date the same is repaid to the Company.

5.8                               Section 409A.

(a)                                 If the Officer is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Officer’s Separation from Service and the Severance Benefit or any other amount payable under this Agreement constitutes deferred compensation within the meaning of Section 409A of the Code, the Officer shall not be entitled to such Severance Benefit or other amount until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of the Officer’s death.  The provisions of this paragraph shall apply only if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code after taking into account all applicable exemptions available thereunder.  Any amounts otherwise payable to the Officer upon or during the six (6) month period following the Officer’s Separation from Service that are not so paid by reason of this Section 5.8(a) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Officer’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Officer’s death).

(b)                                 It is intended that any amounts payable under this Agreement and the Company’s and the Officer’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.  Nothing contained herein is intended to provide a guarantee of tax treatment to the Officer.  For purposes of Section 409A of the Code, the Officer’s right to receive installment payments pursuant to Section 5.3(b) shall be treated as a right to receive a series of separate and distinct payments.

6.                                      Protective Covenants.

6.1                               Confidential Information; Inventions.

(a)                                 The Officer shall not disclose or use at any time, either during the Period of Employment or thereafter, any confidential information (as defined below) of which the Officer is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Officer’s performance in good faith of duties for the Company.  The Officer will take all appropriate steps to safeguard confidential information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.  The Officer shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the confidential information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Officer may then possess or have under his control.  Notwithstanding the foregoing, the Officer may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

(b)                                 As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Affiliates in connection with their respective businesses, including, but not limited to, information, observations and data obtained by the Officer while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company or its Affiliates (or such predecessors), (ii) products or services, (iii) fees, costs, compensation and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.  Confidential Information will not include any information that has been published (other than a disclosure by the Officer in breach of this Agreement) in a form generally available to the public prior to the date the Officer proposes to disclose or use such information.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)                                  As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Officer (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.  All Work Product that the Officer may have discovered, invented or originated during his employment by the Company or any of its Affiliates prior to the Effective Date, that he may discover, invent or originate during the Period of Employment or at any time in the period of twelve (12) months after the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Officer hereby assigns all of Officer’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein.  Officer shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company (or any of its Affiliates, as applicable), at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein.  The Officer hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

6.2                               Restriction on Competition.  The Officer agrees that if the Officer were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the twenty-four (24) months following the Severance Date, it would be very difficult for the Officer not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information.  Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and for a period of twenty-four (24) months after the Severance Date, the Officer will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business; provided, however, that the restrictions set forth in this Section 6.2 shall not be applicable if the Officer is no longer employed by reason of the Company’s providing notice that it desires to not extend, or further extend, as the case may be, the Period of Employment pursuant to Section 2.  For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise.  For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States or elsewhere in the world where the Company or any of its Affiliates engage in business, or reasonably anticipate engaging in business, on the Severance Date (the “Restricted Area”) that at any time during the Period of Employment has competed, or at any time during the twelve (12) month period following the Severance Date competes, with the Company or any of its Affiliates in any of its or their businesses, including, without limitation, theatrical exhibition, digital cinema, internet ticketing and virtual box office for theatrical exhibitions, IMAX or other three dimensional screened entertainment, pre-show content, cinema or lobby advertising products, meeting and event services or special in-theater events.  Nothing herein shall prohibit the Officer from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Officer has no active participation in the business of such corporation, (ii) providing services to a Person otherwise engaged in a Competing Business, provided the Officer provides no services to any business operated, managed or controlled by such Person that causes such Person to constitute a Competing Business, or (iii) providing services to a Person the business or businesses of which are unrelated to theatrical exhibition.

6.3                               Non-Solicitation of Employees and Consultants.  During the Period of Employment and for a period of twenty-four (24) months after the Severance Date, the Officer will not directly or indirectly through any other Person (i) induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any Affiliate of the Company until twelve (12) months after such individual’s employment relationship with the Company or such Affiliate has been terminated.

6.4                               Non-Solicitation of Customers.  During the Period of Employment and for a period of twenty-four (24) months after the Severance Date, the Officer will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Officer will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

6.5                               Nondisparagement.  For the Period of Employment and five years thereafter, the Officer and the Company (acting through any of its executive officers or directors), acknowledge and agree that neither party will defame, disparage or publicly criticize, directly or through another Person, the services, business or reputation of the Company or any of its officers, directors, partners, employees, Affiliates or agents, on the one hand, or the Officer, on the other, in either a professional or personal manner.

6.6                               Understanding of Covenants.  The Officer acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates.  The Officer agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Officer’s agreement in the preceding paragraph, the Officer (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Officer is then entitled to receive severance pay or benefits from the Company.  The Officer understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Officer does not believe would prevent him from otherwise earning a living.  The Officer agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Officer.

6.7                               Enforcement.  The Officer agrees that the Officer’s services are unique and that he has access to Confidential Information and Work Product.  Accordingly, the Officer agrees that a breach by the Officer of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach.  Therefore, the Officer agrees that in the event of any breach or threatened breach of any provision of this Section 6 or any similar provision, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6 or any similar provision, as the case may be, and/or require the Officer to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 or any similar provision, as the case may be, if and when final judgment of a court of competent jurisdiction or arbitrator is so entered against the Officer.  The Officer further agrees that for the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that Officer is in breach of any Restrictive Covenant.  Any action to enforce this Agreement pursuant to this Section 6.7 shall be instituted in the United States Federal Court for the District of Kansas or the courts of the State of Kansas located in Johnson County, Kansas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

6.8                               The Officer agrees to execute any additional documentation as may reasonably be requested by the Company in furtherance of the enforcement of any Restrictive Covenant.

7.                                      Withholding Taxes.  Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.                                      Successors and Assigns.

8.1                               This Agreement is personal to the Officer and without the prior written consent of the Company shall not be assignable by the Officer otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Officer’s legal representatives.

8.2                               This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any assignee or successor to all or substantially all of the Company’s assets, as applicable, which assumes this Agreement by operation of law or otherwise.

9.                                      Number and Gender; Examples.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.                               Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.                               Governing Law; Arbitration; Waiver of Jury Trial.

11.1                        THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

11.2                        Except for the limited purpose provided in Section 6.7, any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable employment dispute resolution procedures of the American Arbitration Association. The award of the arbitrator shall be final and binding upon the parties.  The parties hereto agree that (i) one arbitrator shall be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) the arbitrator shall have the power to award injunctive relief or to direct specific performance, (iii) each of the parties, unless otherwise required by applicable law, shall bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration and the arbitrator shall award to the prevailing party a sum equal to that party’s share of the arbitrator’s and administrative fees of arbitration, and (iv) the arbitration shall be conducted in Johnson County, Kansas.  Nothing in this Section 11 shall be construed as providing the Officer a cause of action, remedy or procedure that the Officer would not otherwise have under this Agreement or the law.

11.3                        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.                               Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by an arbitrator or court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.                               Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof, including, without limitation, any term sheet prepared in connection herewith.  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.  Notwithstanding the foregoing integration provisions, the Officer acknowledges having received and read the Company’s code of ethics and agrees to conduct himself in accordance therewith as in effect from time to time.

14.                               Modifications.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.                               Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.                               Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit on a weekday with a reputable overnight courier service.

if to the Company:

AMC Entertainment Holdings, Inc.

11500 Ash Street

Leawood, KS 66211

Facsimile: 913-213-2059

Attn:                    Board of Directors

General Counsel

if to the Officer, to the address most recently on file in the payroll records of the Company.

17.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

18.                               Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  The Officer agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

19.                               Indemnification. During the Officer’s employment and thereafter, the Company agrees to 1) indemnify and hold the Officer harmless in connection with actual, potential or threatened actions or investigations related to the Officer’s services for, or employment by, the Company and/or its Affiliates to the maximum extent provided in the Company’s articles and by-laws, and 2) provide Officer D&O insurance to the maximum extent, and length, of coverage of any other officer or director of the Company during his employment with the Company and thereafter, as in effect as of the Separation Date.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company and the Officer have executed this Agreement as of the day and year first set forth above.

“COMPANY”

AMC Entertainment Holdings, Inc.

By:	/s/ Craig R. Ramsey
Craig R. Ramsey
Interim Chief Executive Officer and President,
Executive Vice President and Chief Financial Officer

“OFFICER”

/s/ Adam M. Aron
Adam M. Aron

Exhibit A

Schedule of Supplemental Cash Payments under Section 5.3(c)(1)(2)

Termination Under Section 5.3(B)	Supplemental Cash Payment at Beginning of:
Occurs:	2017	2018	2019	2020	2021	2022	Total
After 2016 RSU grants/before 2017 vesting	$1,333,333	$1,333,333	$1,333,333				$4,000,000

After 2017 vesting/before 2017 RSU grants		$1,333,333	$1,333,333	$2,000,000			$4,666,666

After 2017 RSU grants/before 2018 vesting		$666,666	$666,666	$1,300,000			$2,666,666

After 2018 vesting/before 2018 RSU grants			$666,666	$1,333,333	$2,000,000		$4,000,000

After 2018 RSU grants/before 2019 vesting			0	$666,666	$1,333,333		$2,000,000

After 2019 vesting/before 2019 RSU grants (and for subsequent years)				$666,666	$1,333,333	$2,000,000	$4,000,000

After 2019 RSU grants/before 2020 vesting (and for subsequent years)				0	$666,666	$1,333,333	$2,000,000

(1) LTIP grants are typically made after annual earnings are announced at the end of February.

(2) RSU vesting typically occurs at the beginning of each calendar year.

Exhibit B

FORM OF OFFICER RELEASE(3)

1.                                      Release by Officer.                          (the “Officer”), on his own behalf, on behalf of any entities he controls and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue AMC ENTERTAINMENT HOLDINGS, INC. (“Holdings”), AMC ENTERTAINMENT INC., a Delaware corporation (“AMCE,” and collectively with Holdings, the “Company”), its and their divisions, subsidiaries, parents, or affiliated corporations, and each of its and their employees, officers and directors, past and present, and each of them, as well as its and their assignees and successors (individually and collectively, “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected, in whole or in part, with the Officer’s employment, the termination thereof, or any other relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, resulting from or arising out of, in whole or in part, any act or omission by or on the part of Company Releasees committed or omitted prior to the date of this release agreement (this “Agreement”), including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance; provided, however, that the foregoing release does not apply to any obligation of the Company to the Officer pursuant to the benefits due, or the indemnification to be provided, to the Officer in connection with the execution and delivery of this Release Agreement pursuant to his employment agreement with                            dated as of                        , 20    by and between the Company and the Officer, or to his rights as a shareholder of the Company or any Affiliate.  In addition, this release does not cover any claim that cannot be released as a matter of applicable law.

2.                                      Waiver of Civil Code Section 1542.  This Agreement is intended to be effective as a general release of and bar to each and every claim, agreement, obligation, demand and cause of action hereinabove specified (collectively, the “Claims”).  Accordingly, the Officer hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims.  Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Officer acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which the Officer now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, the Officer hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

(3) Subject to revision to the extent advisable based on changes in law or legal interpretation.

Exhibit B – Page 1

3.                                      ADEA Waiver.  The Officer expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.  The Officer further expressly acknowledges and agrees that:

(a)                                 In return for this Agreement, he will receive consideration beyond that to which he would have been entitled had he not entered into this Agreement;

(b)                                 He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)                                  He was given a copy of this Agreement on [          , 20  ] and informed that he had twenty-one (21) days within which to consider the Agreement; and

(d)                                 He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

4.                                      No Transferred Claims.  The Officer represents and warrants to the Company that he has not heretofore assigned or transferred to any person other than the Company any released matter or any part or portion thereof.(4)

The undersigned has read and understand the consequences of this Agreement and voluntarily sign it.  The undersigned declares under penalty of perjury under the laws of the State of [Delaware] that the foregoing is true and correct.

EXECUTED this          day of          20  , at                      County, [State].

“Officer”

Name

Acknowledged and agreed:
AMC ENTERTAINMENT HOLDINGS, INC.,
on behalf of itself and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them

By:
Name:
Title:

(4) If requested by the Company, the Officer shall provide a separate release from the Officer’s spouse at the time of execution.

Exhibit B – Page 2